Dr. Anna Loengard Joins Clover Health Board of Directors

FRANKLIN, Tenn. – November 30, 2022 – Clover Health Investments, Corp. (NASDAQ: CLOV) (“Clover,” “Clover Health” or the “Company”), a physician enablement company committed to improving health equity for seniors, today announced the appointment of Anna Loengard, M.D. to the Company’s Board of Directors.

Dr. Loengard is a highly accomplished physician executive with significant experience in both geriatric medicine and value based care models. She most recently served as Chief Medical Officer of AccentCare, an enterprise providing home health, hospice and private care services across 31 states. Previously, Dr. Loengard served as Chief Medical Officer for Caravan Health, Chief Medical Officer for The Queen’s Healthcare System’s Clinically Integrated Physician Network and as Chief Medical Officer at St. Francis Healthcare System in Honolulu focusing on post-acute care. She received her M.D. from State University of New York at Stony Brook and completed her residency in Internal Medicine at Harvard Medical School, Beth Israel Deaconess Medical Center, and her Geriatrics Fellowship at the University of Arizona.

“What attracted me to Clover was the company’s commitment to providing holistic, quality, and personalized healthcare to every one of its members based on their individual needs, including those who require more complex and even end-of-life care,” said Dr. Loengard. “Traditional home care models are notoriously difficult to scale, but Clover’s approach of having PCPs identify the patients they believe would benefit from the program, and leveraging groundbreaking clinical technology to manage their care, has the potential to create real positive change.”

“Our vision is to create a new standard for distributed care, starting with personalized in-home primary care,” said Andrew Toy, President of Clover Health. “Dr. Loengard’s experience leading clinical and quality programs aimed at empowering medically complex patients, while supporting the physicians who care for them, paired with her passion for improving value in our healthcare system, will be incredibly valuable as we continue to evolve Clover Home Care to meet our in-need members where they are, in a holistic way, to improve their health outcomes and help keep them out of the hospital.”

The statements contained in this document are solely those of the authors and do not necessarily reflect the views or policies of CMS. The authors assume responsibility for the accuracy and completeness of the information contained in this document.

About Clover Health:
Clover Health (Nasdaq: CLOV) is a physician enablement company focused on seniors who have historically lacked access to affordable, high-quality healthcare. Our strategy is underpinned by our proprietary software platform, Clover Assistant, which is designed to aggregate patient data from across the health ecosystem to support clinical decision-making and improve health outcomes. We operate two distinct lines of business: Insurance and Non-Insurance. Through our Insurance line of business, we provide PPO and HMO plans to Medicare Advantage members in several states. Our Non-Insurance line of business aims to reduce expenditures and enhance the quality of care for patients enrolled in fee-for-service Medicare. Clover’s corporate headquarters are in Franklin, Tenn.

Visit: www.cloverhealth.com

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